Exhibit 10.25

WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT

THIS WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is dated as of August 25, 2023 by and among MOBILE INFRA OPERATING PARTNERSHIP, L.P., a Maryland limited partnership (the “Lead Borrower”), each Subsidiary Borrower (and together with Lead Borrower, individually and collectively, jointly and severally, the “Borrower”), MOBILE INFRASTRUCTURE CORPORATION, a Maryland corporation (“Parent”), and KEYBANK NATIONAL ASSOCIATION as administrative agent (the “Administrative Agent”), and the other financial institutions party hereto, as lenders (each a “Lender” and collectively, the “Lenders”).

A. The Borrower, the Administrative Agent and the Lenders are party to that certain Credit Agreement, dated as of March 29, 2022, as amended by that certain First Amendment to Credit Agreement, dated as of November 17, 2022 (the “Credit Agreement”, and as amended by this Agreement, the “Amended Credit Agreement”);

B. The Borrower has failed to make the mandatory prepayment required under Section 2.10(e) as a result of the Pool Debt Yield for the fiscal quarter ended on December 31, 2022 and thereafter, which has resulted in an Event of Default under Section 7.01(a) (the “Prepayment Default”);

C. The Borrower has failed to comply with (i) the financial covenant set forth in Section 5.01(a) for the fiscal quarter ended on December 31, 2022; (ii) the financial covenant set forth in Section 5.02(b) for the fiscal quarter ended on December 31, 2022; and (iii) the financial covenant set forth in Section 5.02(d) for the fiscal quarter ended on March 31, 2023, each of which has resulted in an Event of Default under Section 7.01(d) (the “Financial Covenant Defaults”; and together with the Prepayment Default, the “Existing Defaults”);

D. The Borrower may fail to comply with (i) the financial covenant set forth in Section 5.01(a) for the fiscal quarter ended on June 30, 2023; (ii) the financial covenant set forth in Section 5.02(b) for the fiscal quarter ended on June 30, 2023; and (iii) the financial covenant set forth in Section 5.02(d) for the fiscal quarter ended on June 30, 2023, each of which would result in an Event of Default under Section 7.01(d) (the “Prospective Defaults”);

E. The Borrower has requested that the Administrative Agent and the Lenders agree to waive the Existing Defaults, which are continuing on the date hereof;

F. The Borrower has requested that the Administrative Agent and the Lenders agree to reduce the Commitment upon the terms and subject to the conditions set forth in this Agreement; and

G. The Borrower and the Administrative Agent have agreed to make certain modifications to the Credit Agreement upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. CREDIT AGREEMENT DEFINITIONS. Unless otherwise expressly defined herein, capitalized terms used but not defined herein shall have the meaning given to such terms in the Amended Credit Agreement.

2. WAIVER. Subject to satisfaction of the conditions set forth in Section 6 below, the Administrative Agent and the Lenders hereby waive the Existing Defaults and the Prospective Defaults. The waiver specified herein is a one-time waiver only, relates only to the Existing Defaults and Prospective Defaults and shall not be deemed to constitute a modification or waiver of (a) Sections 2.10(e), 5.01(a), 5.02(b), or 5.02(d) of the Amended Credit Agreement with respect to any other fiscal period, or (b) any other provisions of the Amended Credit Agreement or other Loan Documents. The Borrower hereby acknowledges and agrees that, except as specifically provided herein with respect to the Existing Defaults and Prospective Defaults, nothing in this section or anywhere in this Agreement shall be deemed or otherwise construed as a waiver by the Administrative Agent or the Lenders of any representation, covenant, or other obligation of the Credit Parties under the Loan Documents or any of the Administrative Agent’s or the Lenders’ rights and remedies pursuant to the Loan Documents, applicable law, or otherwise.

3. AMENDMENTS TO CREDIT AGREEMENT. Effective as of the Second Amendment Effective Date, the Credit Agreement is hereby amended as follows:

3.01. The Total Commitment is hereby reduced to FIFTY EIGHT MILLION SEVEN HUNDRED THOUSAND DOLLARS ($58,700,000) and the amount of each Lender’s Commitment under the Credit Agreement is set forth on Schedule 1.1 of the Amended Credit Agreement.

3.02. Section 1.01 of the Credit Agreement is hereby amended by amending and restating each of the following definitions in their entirety to read as follows:

“Applicable Pool Debt Yield” means, a percentage equal to (i) from March 29, 2022 until September 30, 2022, seven percent (7.0%), (ii) from October 1, 2022 until June 30, 2023, seven and one-half percent (7.5%), (iii) from July 1, 2023 until the Second Amendment Effective Date, eight percent (8.0%), and (iv) at all times from and after the Second Amendment Effective Date, nine percent (9.0%).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or assignments by or to such Lender pursuant to Section 9.04. The amount of such Lender’s Commitment is set forth on Schedule 1.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments is $58,700,000.00.

“Pool NOI” means, as of any date of calculation, Net Operating Income from all Pool Properties for the most recently ended fiscal quarter (or, with respect to the Raider Park Property, for the most recently ended period of four calendar quarters, in each case, subject to the gross up provisions of the definition of Net Operating Income for any Pool Properties not owned for the entirety of such period); provided that, no single Pool Property shall comprise in excess of 30% of the Pool NOI at any time, with any excess being excluded from Pool NOI .

“Total Commitment” means the sum of the Commitments of the Lenders, as in effect from time to time. On the Second Amendment Effective Date, the Total Commitment equals $58,700,000.

3.03. Section 1.01 of the Credit Agreement is hereby amended to add the following new defined terms in appropriate alphabetical order therein:

“Borrowing Base Interest Coverage Ratio” means, as of any date of calculation, the ratio for the Parent and its Subsidiaries on a consolidated basis (without duplication) of, (a) the sum of Net Operating Income from all Pool Properties for the most recently ended month; to (b) all Senior Interest Expense with respect to the Obligations for such month; provided, that with respect to the Borrowing Base Interest Coverage Ratio, “Senior Interest Expense” excludes non-cash amortization of deferred loan fees.

“Consent Agreement” means a certain Consent Agreement, dated as of the date hereof, by and among Parent, Borrower, and the Administrative Agent.

“Eligible Hedge Counterparty” means, (i) the Administrative Agent or (ii) another financial institution approved by Administrative Agent; provided that, if such other financial institution described in clause (ii) should thereafter suffer any downgrade, withdrawal or qualification of its credit rating or material deterioration of its financial condition, upon request from the Administrative Agent, the Credit Parties shall replace such financial institution as counterparty on any applicable Eligible Interest Hedge with another financial institution reasonably approved by Administrative Agent.

“Eligible Interest Hedge” means an interest rate Hedging Agreement entered into by a Credit Party with an Eligible Hedge Counterparty in respect of the Obligations, which is in form and substance reasonably acceptable to the Administrative Agent, and which has been collaterally assigned to the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations pursuant to documentation reasonably acceptable to the Administrative Agent.

“FWAC” means Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company.

“Miami Property” means that certain Individual Property located at 150 SE 2nd Avenue, Unit 150, Miami, Florida 33131.

“New MIC” means FWAC, following its conversion to a Maryland corporation as a result of the Transaction (as defined in the Consent Agreement).

“PIPE Investment” means the issuance and sale by FWAC, and the purchase by the PIPE Investors, of 46,000 shares of Series 2 Convertible Preferred Stock, par value $0.0001 per share, of New MIC at $1,000 per share for an aggregate purchase price of $46,000,000, pursuant to certain Subscription Agreements entered into by the PIPE Investors on June 15, 2023.

“PIPE Investors” means certain entities controlled by Mr. Jeffrey B. Osher, Mr. Manuel Chavez, III, and Ms. Stephanie Hogue, who are directors of Parent.

“Raider Park Property” means that certain Real Property located at 2522 Marsha Sharp Freeway in Lubbock, Texas 79415.

“Second Amendment Effective Date” means August 25, 2023.

“Senior Interest Expense” means, as of any date of calculation and for any period, the aggregate Interest Expense paid or payable with respect to the Obligations during such period, plus any cash amounts paid by such Person under any Eligible Interest Hedge (other than any payments in respect of the termination of such Hedging Agreement), less any cash amounts received by such Person under any Eligible Interest Hedge (other than any payments in respect of the termination of such Hedging Agreement), in each case, during such period. For the avoidance of doubt, in connection with a Borrowing Request, Senior Interest Expense shall be calculated on a pro forma basis including interest on the requested Loans accruing at the then-current interest rate hereunder (including the then-current SOFR rate requested by Borrowers and Applicable Rate), with the SOFR rate applicable to any portion of the Loans that is subject to an Eligible Interest Hedge being capped at the rate provided in such Eligible Interest Hedge.

3.04. Section 2.10 of the Credit Agreement is hereby amended to add new clauses (f) and (g) in appropriate numerical order as follows:

(f) On the Second Amendment Effective Date, as a condition precedent to the Second Amendment, the Borrower, or the Parent on behalf of the Borrower, shall prepay the Loans in an amount equal to Fifteen Million Dollars ($15,000,000), from the net proceeds of the PIPE Investment.

(g) Concurrently with any sale or refinancing of the Miami Property, the Borrower shall deposit cash collateral with the Administrative Agent, as additional collateral for the Loans, in an amount equal to one hundred percent (100%) of the net proceeds from the sale or refinancing of the Miami Property. Such cash collateral shall be, at all times, maintained in a deposit account established with KeyBank in the name of the Parent Borrower or a Subsidiary thereof (the “Miami Cash Collateral Account”) and subject to the sole dominion, control and discretion of Administrative Agent, its authorized agents or designees, subject to the terms of the Loan Documents. Upon the occurrence of any Event of Default hereunder, all amounts contained in the Miami Cash Collateral Account may be applied by the Agent to the Obligations as provided in Section 7.03. Any remaining balance of the Miami Cash Collateral Account shall be promptly paid over to the Borrowers upon the payment in full of the Obligations. For the avoidance of doubt, the failure of the Borrowers to deposit the net proceeds of the sale or refinancing of the Miami Property into the Miami Cash Collateral Account shall constitute an Event of Default under Section 7.01(a).

3.05. Section 5.02 of the Credit Agreement is hereby amended by amending and restating clause (b) thereof in its entirety to read as follows:

(b) Commencing with the fiscal quarter ending June 30, 2023, the Fixed Charge Coverage Ratio shall not be tested;

3.06. Section 5.02 of the Credit Agreement is hereby amended by amending and restating clause (d) thereof in its entirety to read as follows:

(d) The Parent and the Borrower shall at all times maintain a minimum Liquidity (including amounts on deposit in the Debt Service Reserve Account) of not less than, from and after the Second Amendment Effective Date, $7,000,000;

3.07. Section 5.02 of the Credit Agreement is hereby amended by deleting the “.” at the end of clause (e) thereof, inserting the phrase “; and” in lieu thereof, and inserting a new clause (f) therein as follows:

(e) The Borrowing Base Interest Coverage Ratio shall not be less than 1.10 to 1.00

3.08. A new Section 5.19 is hereby added to the Credit Agreement in appropriate numerical order as follows:

Section 5.19. Interest Reserve.

(a) The Borrower has established Account #359681690376 maintained with KeyBank in the name of the Lead Borrower for deposit of certain cash collateral to be used for interest payments on the Loans (the “Debt Service Reserve Account”). On the Second Amendment Effective Date, the Borrower shall have deposited into the Debt Service Reserve Account an amount equal to $375,000.00. Thereafter, the Borrower will deposit additional funds in the Debt Service Reserve Account in accordance with Section 5.19(b) below. The Debt Service Reserve Account is subject to the sole dominion, control and discretion of Administrative Agent, its authorized agents or designees, subject to the terms of the Loan Documents. Neither Borrower nor any other party shall have the right of withdrawal with respect to the Debt Service Reserve Account, except in accordance with the provisions of, and for the purposes stated in, this Section 5.19. So long as no Event of Default shall have occurred and be continuing, amounts on deposit in the Debt Service Reserve Account may be applied to payments of interest due under this Agreement as they become due, up to the amount of the Interest Shortfall for any month (“Permitted Debt Service”). Borrower may, no more frequently than on a monthly basis, request that the Agent agree to release a portion of the funds in the Debt Service Reserve Account to be used for Permitted Debt Service, including to reimburse the Borrower for payments of Permitted Debt Service with respect to such month. Upon the occurrence of any Event of Default hereunder, all amounts contained in the Debt Service Reserve Account may be applied by the Agent to the Obligations as provided in Section 7.03. Any remaining balance of the Debt Service Reserve Account shall be promptly paid over to the Borrowers upon the payment in full of the Obligations.

(b) If at any time, the amount of funds on deposit in the Debt Service Reserve Account is less than an amount equal to the excess of (i) the interest on the Loans paid or payable for the most recently ended month over (ii) the amount of Net Operating Income from all Pool Properties for the most recently ended month (such excess with respect to any month, the “Interest Shortfall”), the Borrower will promptly deposit to the Debt Service Reserve Account additional funds as necessary such that the total balance on deposit in the Debt Service Reserve Account will not be less than three (3) times the Interest Shortfall for the most recently ended month.

(c) If the Borrower delivers a Compliance Certificate evidencing that the Borrowing Base Interest Coverage Ratio has been not less than 1.15 to 1.0 for three consecutive months, then, at the Borrower’s request, any remaining balance of the Debt Service Reserve Account shall be promptly paid over to the Borrowers and the provisions of this Section 5.19 shall not apply thereafter; provided that if, subsequently, the Borrowing Base Interest Coverage Ratio is less than 1.0 to 1.0 for any consecutive three-month period, the Borrower will promptly deposit into the Debt Service Reserve Account funds in an amount equal to three (3) times the Interest Shortfall for the then most recently-ended month and the provisions of this Section 5.19 will be applicable thereafter until further suspended or terminated in accordance herewith.

3.09. A new Section 5.20 is hereby added to the Credit Agreement in appropriate numerical order as follows:

Section 5.20 Miami Property Collateral. Within 45 days (as such date may be extended by Administrative Agent) of the Second Amendment Effective Date, Borrowers shall deliver to Administrative Agent the Real Estate Collateral Documents related to the Miami Property.

3.10. Section 6.02(c) of the Credit Agreement is hereby amended by adding the following phrase at the end thereof, immediately prior to the “.”:

; provided that, without the consent of the Administrative Agent in its sole discretion, the Borrowers shall not, and shall not permit any Subsidiary thereof, to sell the Miami Property for a contractual price of less than three million dollars ($3,000,000).

3.11. Schedule 1.01 of the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex A attached hereto.

3.12. Exhibit B of the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex B attached hereto.

4. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof:

4.01. The representations and warranties of Borrower and each other Credit Party contained in Article III of the Amended Credit Agreement or any other Loan Document, are true and correct in all material respects on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of the Amended Credit Agreement, the representations and warranties contained in Section 3.04 of the Amended Credit Agreement shall be deemed to refer to the most-recent statements furnished pursuant to Section 5.01 of the Amended Credit Agreement;

4.02. No Default or Event of Default other than the Existing Defaults and Prospective Default exists as of the Second Amendment Effective Date, or would result after giving effect to this Agreement; and

4.03. This Agreement has been duly authorized, executed and delivered by Borrower so as to constitute the legal and binding obligation of Borrower, enforceable against it in accordance with its terms, subject to Debtor Relief Laws and equitable principles.

5. CONDITIONS PRECEDENT. The effectiveness of this Agreement is subject to the conditions precedent that Administrative Agent shall have received the following (the date when such conditions shall have been satisfied or waived, the “Second Amendment Effective Date”):

5.01. Agreement. This Agreement, duly executed and delivered by Borrower, the Administrative Agent, and Lenders constituting the Required Lenders;

5.02. Authority. Evidence reasonably satisfactory to the Administrative Agent that the Borrower has taken all necessary action approving or consenting to entry into the transactions contemplated herein;

5.03. Constituent Documents. A certificate from a responsible officer (not individually, but in his or her capacity as such officer) of Borrower that its authority documents and certificates that were previously delivered to the Administrative Agent in connection with the Credit Agreement have not been amended or modified since such date, certifying the organizational documents of New MIC, and certifying any resolutions being executed in connection herewith;

5.04. Prepayment. The Borrower shall have prepaid the Loans in an amount not less than $15,000,000.00 from the proceeds of the PIPE Investment;

5.05. Interest Reserve. The Borrower shall have deposited an amount not less than $375,000.00 into the Debt Service Reserve Account;

5.06. Transaction and Assumption. The Transaction (as defined in the Consent Agreement) shall have been consummated and New MIC shall have executed an acknowledgment to this Amendment to assume the Obligations of Parent in writing;

5.07. Compliance Certificate. A compliance certificate adjusted to give pro forma effect to the Transaction (as defined in the Consent Agreement) and the prepayment of the Loans on the date hereof, showing compliance with the financial covenants set forth in Section 5.02 of the Credit Agreement as of June 30, 2023, inclusive, and a Borrowing Base Report dated as of the date hereof after giving effect to the prepayment of the Loans on the date hereof; and

5.08. Fees and Expenses. Payment to the Administrative Agent all reasonable and documented out-of-pocket fees and expenses (including attorney’s fees and expenses), incurred by the Administrative Agent and the Lenders in connection with this Agreement.

6. NO OTHER AMENDMENTS; RATIFICATION OF LOAN DOCUMENTS. Except for the amendments set forth in Sections 2 and 3 of this Agreement, (a) the Amended Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect and (b) nothing in this Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of Borrower’s or any Guarantor’s Obligations under or in connection with the Amended Credit Agreement or any other Loan Document. Borrower hereby ratifies, confirms and reaffirms all of the terms and conditions of the Amended Credit Agreement and each of the other Loan Documents to which it is party, and further acknowledges and agrees that all of the terms and conditions of the Amended Credit Agreement and such Loan Documents remain in full force and effect, in each case, except as expressly provided in this Agreement. This Agreement shall constitute a Loan Document for all purposes.

7. MISCELLANEOUS.

7.01. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.02. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Amended Credit Agreement.

7.03. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

7.04. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

7.05. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LEAD BORROWER:

MOBILE INFRA OPERATING PARTNERSHIP, L.P., a Maryland limited partnership

By: MOBILE INFRASTRUCTURE CORPORATION, a Maryland corporation, its General Partner

By:	/s/ Manuel Chavez
Name:	Manuel Chavez
Title:	Chief Executive Officer

Signature Page to

Waiver and Second Amendment to Credit Agreement

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Christopher T. Neil
Name:	Christopher T. Neil
Title:	Senior Banker

Signature Page to

Waiver and Second Amendment to Credit Agreement

ANNEX A

SCHEDULE 1.01

Name	Commitment	Applicable Percentage
KEYBANK, NATIONAL ASSOCIATION	$58,700,000.00	100%

TOTAL	$58,700,000.00	100%

A-1

ANNEX B

EXHIBIT B-1

FORM OF COMPLIANCE CERTIFICATE

Key Bank, National Association,

as Administrative

Agent

225 Franklin Street

Boston, MA 02110

Attn: Mr. Christopher Neil

RE:	MOBILE INFRA OPERATING COMPANY, LLC and certain of its Subsidiaries

Compliance Certificate for _________________________ through __________________________

Dear Ladies and Gentlemen:

This Compliance Certificate is made with reference to that certain Credit Agreement dated as of March 29, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MOBILE INFRA OPERATING COMPANY, LLC, a Delaware limited liability company, and certain of its Subsidiaries, as borrowers (collectively, the “Borrower”), the financial institutions party thereto, as lenders, and KeyBank, National Association, as Administrative Agent. All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meanings set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement.

I hereby certify that I am the Chief Financial Officer of MOBILE INFRA OPERATING COMPANY, LLC, a Delaware limited partnership, and that I make this Certificate on behalf of the Borrower. I further represent and certify on behalf of the Borrower as follows as of the date of this Compliance Certificate:

1. Pursuant to the Credit Agreement, the Credit Parties are furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of Parent for the most recently available [fiscal quarter][fiscal year] (the “Reporting Period”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position in all material respects of Parent and its Subsidiaries at the date thereof and the results of its operations for the periods covered thereby.

2. I have reviewed the terms of the Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Borrower and its Subsidiaries, during the Reporting Period covered by the financial reports delivered simultaneous herewith pursuant to Section 5.01[(a)][(b)], and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have knowledge of the existence as at the date hereof) of any condition or event which constitutes a Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

3. Neither the Borrower, Guarantor or any Subsidiary thereof has defaulted under any recourse Indebtedness under which it is obligated.

4. All referenced dollar amounts in this certificate are stated in thousands unless otherwise noted.

5. Attached hereto as Schedule A-1 is a list of the Real Property that comprises the Pool Properties and the Pool Value, and Schedule A-2 is a list of the Real Property assets that were identified as being a Pool Property in the last Compliance Certificate and that are no longer qualified to be a Pool Property as of the last day of the Reporting Period.

6. Attached hereto as Schedule B-1 is a detailed calculation of Interest Expense for the Reporting Period and Schedule B-2 is a detailed calculation of Interest Expense, principal paid and due and payable on Indebtedness, and cash dividends payable on the Guarantor’s preferred stock for the Reporting Period, which amounts aggregated:

Schedule B-1	$
Schedule B-2	$

7. Attached hereto as Schedule C is a detailed calculation of Adjusted EBITDA for the Reporting Period, which amount was:

EBITDA	$
Adjusted EBITDA	$

As of the last day of the Reporting Period:
1. [Intentionally Omitted]:
2. Tangible Net Worth (“TNW”):
( a ) Total Asset Value	$
( b ) All Indebtedness (including contingent and indirect liabilities	$
( c ) Tangible Net Worth ((a) minus (b))	$
Required Tangible Net Worth
(i) $ 206,908,200 plus
(ii) 90% of Common or Preferred Equity Issuances plus
Total Required Tangible Net Worth ((i) plus (ii))			$
Covenant: Current TNW must exceed required TNW
3. Total Leverage Ratio Calculation:
( a ) Indebtedness (Borrower and Parent)				$
( b ) Total Asset Value
(i) For Pool Properties, the Appraised Value thereof; plus	$
(ii) For each non-Pool Property, the “as is” appraised value thereof, or if no such appraisal has been obtained for 24 months, fair market value thereof	$
(iii) Assets under Development prior to 24 months after commencement of operations, undepreciated cost basis; plus	$
(iv) Assets under Development after 24 months following commencement of operations, fair market value; plus	$
(v) Cash and cash equivalents	$
(vi) Less the excess value of any Investment in excess of any of the limitations set forth in Section 6.03 (attached detailed calculation from 5 below))	$
TOTAL ASSET VALUE	$
( c ) Total Leverage Ratio ((a) divided by (b))		%

Covenant: less than sixty five percent (65%)
4. Liquidity:
(a) unencumbered cash			$
(b) unencumbered cash equivalents			$
(c) amounts on deposit in the Debt Service Reserve Account			$
(c) Liquidity ((a) plus (b) plus (c))			$
Covenant: $7,000,000
5. Permitted Investment Limitations:
( a ) Investments in non-wholly owned (<90%) Subsidiaries – Value (not in excess of ten percent (10%) of Total Asset Value)		$
Compliance: Y/N
( b ) Investments in non-parking assets – Value (not in excess of five percent (5%) of Total Asset Value)		$
Compliance: Y/N
( c ) Investments in mortgage notes secured by parking properties—Value (not in excess of five percent (5%) of Total Asset Value)		$
Compliance: Y/N
( d ) Aggregate of Investments described in Sections (a)-(b) above (not in excess of ten percent (10%) of Total Asset Value)		$
Compliance: Y/N
Calculation of excess value to be excluded based on the foregoing limitations from Total Asset Value
6. Recourse Indebtedness
The recourse Indebtedness of Parent does not, in the aggregate, exceed 10% of Total Asset Value.
7. Other Indebtedness
(a) Other Recourse Indebtedness of the Credit Parties	$

(b) Other Non-Recourse Indebtedness of the Credit Parties	$

(e) Other Non-Recourse Indebtedness of the Subsidiaries	$

(f) Aggregate Defaulted Other Recourse Indebtedness of the Credit Parties and Subsidiaries:	$

Limit: not to exceed $25,000,000
e. Aggregate Defaulted Other Non-Recourse Indebtedness of the Credit Parties and their Subsidiaries	$

Limit: not to exceed $50,000,000
8. Minimum Pool Requirements
(a) Number of Pool Properties

Covenant: no fewer than eight (8)
Compliance: Y/N
(e) Pool Value	$

Covenant: no less than $100,000,000
Compliance: Y/N
9. Borrowing Base Interest Coverage Ratio Calculation:
( a ) Net Operating Income from all Pool Properties		$
( b) Senior Interest Expense		$
( c ) Borrowing Base Interest Coverage Ratio ((a) divided by (b))
Covenant: 1.10 to 1.0

This Compliance Certificate has been executed and delivered as of the date set forth above.

MOBILE INFRA OPERATING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Manuel Chavez
Name:	Manuel Chavez
Title:	Manager

SCHEDULE A TO COMPLIANCE CERTIFICATE

POOL PROPERTIES

SCHEDULE B TO COMPLIANCE CERTIFICATE

INTEREST EXPENSE

SCHEDULE C TO COMPLIANCE CERTIFICATE

EBITDA

ACKNOWLEDGMENT AND ASSUMPTION OF OBLIGATIONS.

Both by operation of law and by the express consent of the Lenders, the undersigned hereby assumes all of the Obligations of Parent arising under the Credit Agreement, that certain Guaranty dated as of March 29, 2022 by the Parent and certain of its Subsidiaries, and any of the other Loan Documents, including but not limited to that certain Waiver and Second Amendment to Credit Agreement dated as of August 25, 2023 to which this Acknowledgement and Assumption of Obligations is attached and of which it constitutes part (capitalized terms used and not defined herein having the meanings ascribed thereto in such Waiver and Second Amendment to Credit Agreement), whether heretofore or hereafter incurred, and agrees to (X) make all payments required under such Loan Documents and to discharge such Obligations as they become due or are declared due in accordance with the terms of the Loan Documents, (Y) perform and observe all of the covenants and conditions of the Credit Agreement and the other Loan Documents to be performed or observed thereunder by Parent, and (Z) be bound in all respects by the terms of the Credit Agreement and the other Loan Documents to which Parent is a party or by which Parent is bound or subject, in each case, as if it were the original signatory thereto.

MOBILE INFRASTRUCTURE CORPORATION (f/k/a FIFTH WALL ACQUISITION CORP. III), a Maryland corporation, successor by merger to Mobile Infrastructure Corporation, a Maryland corporation

By:	/s/ Manuel Chavez
Name:	Manuel Chavez
Title:	Chief Executive Officer

Signature Page to

Acknowledgment and Assumption of Obligations